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EXHIBIT 11

EARNINGS PER SHARE


                                                        Three months ended                  Six months ended
                                                              June 30,                           June 30,
                                                        2000             1999              2000            1999
                                                      --------        ----------         --------        ---------
Numerator:
     Net income (loss)                                $ 36,174        $(236,950)         $ 37,210        $(462,110)

Denominator:
     Denominator for basic earnings per
         share--weighted-average shares                320,267          320,267           320,267          320,267

     Effect of dilutive securities:
         Nonqualified stock options                      1,057                 -            1,057                -
                                                      ---------       -----------        ---------       ----------
     Denominator for diluted earnings
         per share                                     321,324          320,267           321,324          320,267
                                                      =========       ===========        =========       ==========

Basic earnings (loss) per share                       $  0.113        $  (0.740)         $  0.116        $  (1.443)
                                                      =========       ===========        =========       ==========

Diluted earnings (loss) per share                     $  0.113        $  (0.740)         $  0.116        $  (1.443)
                                                      =========       ===========        =========       ==========


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